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For further information contact:	Media:
AT EMISPHERE TECHNOLOGIES, INC. Stewart Siskind Investor Relations	BMC Communications Dan Budwick 212-477-9007 ext. 14

914-785-4742

Emisphere Technologies Announces 2007 First Quarter
Financial Results

- Conference Call/Webcast To Be Held This Morning at 10:00am EDT -

TARRYTOWN, NY— May 4, 2007 -— Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced its financial results for the first quarter ended March 31, 2007. The Company also provided an update on product and corporate developments that occurred during the first quarter.

First Quarter Financial Results

The Company reported 2007 first quarter revenues of $2.8 million, compared to $1.7 million in the first quarter of 2006. This increase was due to the commencement of the Phase III testing on Oral Salmon Calcitonin by Novartis under the Company’s collaboration with them. The Company reported an operating loss of $7.1 million for the quarter ended March 31, 2007, compared to an operating loss of $6.6 million for the first quarter of 2006. The Company reported a net loss of $3.9 million, or $0.14 per basic and $0.26 per diluted share, for the quarter ended March 31, 2007, compared to a net loss of $26.8 million, or $1.13 per basic and diluted share for the quarter ended March 31, 2006. Included in net loss is the change in fair value of the derivatives which resulted in a $3.5 million gain compared to a loss of $7.6 million for the quarters ended March 31, 2007 and 2006, respectively. The net loss in the first quarter of fiscal 2006 included a one-time non-cash charge of $12.2 million for the beneficial conversion feature of the convertible security.

Total operating expenses were $9.9 million for the 2007 first quarter, an increase of $1.6 million compared to the same period last year. Total operating expenses include research and development costs of $5.5 million, an increase of $0.9 million compared to last year’s first quarter, and general and administrative expenses of $4.1 million, an increase of $1.3 million compared to the same period last year.

Cash, cash equivalents, restricted cash and investments held as of March 31, 2007 were $15.6 million, a net decrease of $5.9 million from such amounts held on December 31, 2006. Weighted average shares outstanding on a diluted basis for the quarters ended March 31, 2007 and 2006, were 28.6 million and 23.7 million, respectively. The Company is currently evaluating various financing options to address its future cash needs that will enable the Company to continue operations beyond September 2007 and into the future.

“Emisphere was successful in achieving progress in its primary clinical development programs during the first quarter,” said Lewis Bender, interim President and CEO. “Our oral salmon calcitonin product, partnered with Novartis Pharma AG and Nordic Bioscience, has entered a Phase 3 clinical trial, and a well-respected Scientific Advisory Board was established to provide guidance on oral insulin. The Company also reported statistically significant results from studies conducted on oral formulations of GLP-1 and PYY. With regard to oral heparin, during the first quarter the Company met with the FDA to determine a registration pathway for oral heparin including the design for a phase 3 study. We believe that all remaining questions on the Phase 3 study have been answered and a protocol can be submitted.

“Finally, subsequent to the end of the first quarter, Emisphere appointed Michael Novinski as the Company’s President and CEO. We believe Michael’s extensive background in leading a respected pharmaceutical company and bringing products through the FDA approval process will have a significant beneficial impact on all our programs,” said Bender.

Some of the recent corporate and product developments include:

Appointment of Michael Novinski as President and CEO
Appointment of new President and CEO. On April 10, 2007 the Company announced the appointment of Michael V. Novinski to the position of President and Chief Executive Officer, effective immediately. Mr. Novinski, who will assume his duties at the Company beginning early May, will replace Mr. Bender, who was appointed interim Chief Executive Officer on January 12, 2007. Mr. Bender will continue in the role of acting CEO until Mr. Novinski is on board full time. Previously, Mr. Novinski was President of Organon USA Inc., a business unit of Organon BioSciences Inc, for the last four years. During his tenure as President, Organon USA received FDA approval for a number of ethical pharmaceutical products in the areas of Women’s Healthcare, Fertility, Neuroscience, Anti-thrombotics and Anesthesia.

Oral Salmon Calcitonin
Commencement of Phase 3 clinical trial for the treatment of osteoporosis. The Company announced that Novartis Pharma AG and Nordic Bioscience initiated a Phase 3 clinical trial for the treatment of osteoporosis with an oral form of salmon calcitonin referred to as SMC021, a new drug candidate using the Company’s eligen ® delivery technology. Novartis has received CHMP advice on the Phase 3 trial design and clearance from FDA to proceed with the study under a special protocol assessment (SPA). As a result of the initiation of the trial, Emisphere received a milestone payment from Novartis. This development reflects the potential that for the first time, salmon calcitonin may also be effective as a convenient oral medication, rather than the currently available injectable or intranasal options.

Oral Heparin
Meeting with FDA on Oral Heparin. The company met with the FDA on March 23, 2007. As a result of that meeting, the Company believes that the key elements of the registration pathway for oral heparin have been defined. In addition, the company believes that all aspects of a pivotal phase 3 trial for oral heparin have been agreed to with FDA.

Oral Insulin
Formulation of Scientific Advisory Board (SAB) for Oral Insulin. The Company announced the formation of a SAB to provide guidance for the Company’s oral insulin clinical development program. The SAB is comprised of six independent scientific experts in several fields related to diabetes research. New clinical studies with improved formulations are planned.

Oral GLP-1 and PYY
Favorable results from Oral GLP-1 and PYY studies. The Company reported the results of two clinical studies evaluating oral formulations of GLP-1 and PYY. The results of those studies showed that Emisphere’s eligen ® technology can orally deliver those hormones. The oral administration of both peptides induced a rapid and dose-dependent, statistically significant increase in plasma drug concentrations (p<0.05) at all doses tested versus placebo. Additionally, the orally delivered GLP-1 induced a statistically significant effect on insulin release in all healthy male volunteers (p<0.05) at all doses tested versus placebo. Emisphere will seek to publish these results in a leading peer-reviewed scientific journal later this year.

Conference Call Information

The Company will hold a conference call to discuss its 2007 first quarter financial results today at 10:00 a.m. EST. A replay of the teleconference will be accessible approximately two hours following the end of the call and will be archived through June 4, 2007.

The live conference call dial-in number is: 1-800-811-8845 (U.S./Canada)

1-913-981-4905 (International)

To access a replay of the call: 1-888-203-1112 (U.S./Canada)

1-719-457-0820 (International)

Conference replay PIN number is: 9100469

Emisphere will simultaneously webcast this teleconference. To access the live broadcast in listen-only mode or the subsequently archived recording please go to the investor relations portion of the Company’s website at http://www.emisphere.com/ir.asp.

Please visit the site at least five minutes prior to start time for instructions.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit the Emisphere website, http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s (Commission File no. 1-10615) Annual Report on Form 10-K (File 000-17758) filed on March 6, 2007.

EMISPHERE TECHNOLOGIES, INC.
Selected Financial Information
For the three months ended March 31, 2007 and 2006
(in thousands, except share and per share data)

Condensed Statements of Operations

	For the three months ended
	March 31,
	2007	2006
	(unaudited)	(unaudited)
Revenue	$2,809	$1,696

Costs and expenses:
Research and development	5,451	4,517
General and administrative expenses	4,145	2.802
Depreciation and amortization	315	990

Total costs and expenses	9,911	8,309

Operating loss	(7,102)	(6,613)

Other income and (expense):
Beneficial conversion of convertible security.	-	(12,215)
Investment and other income	314	123
Change in fair value of derivative instruments	3,524	(7,564)
Interest expense	(624)	(567)

Total other income and (expense)	3,214	(20,223)

Net loss	$(3,888)	$(26,836)

Net loss per share, basic	$(0.14)	$(1.13)

Net loss per share, diluted	$(0.26)	$(1.13)

Weighted average shares outstanding, basic	28,311,744	23,666,389

Weighted average shares outstanding, diluted	28,618,574	23,666,389

Condensed Balance Sheets
	March 31,	December 31,
	2007	2006
	(unaudited)	(unaudited)
Assets:
Cash, cash equivalents, and investments	$15,615	$21,533
Accounts receivable	2,731	216
Prepaid expenses and other current assets	977	1,082

Total current assets	19,323	22,831
Equipment and leasehold improvements, net	2,413	2,652
Purchased technology, net	1,735	1,794
Other assets	807	815

Total assets	$24,278	$28,092

Liabilities and stockholders’ deficit:
Current liabilities	$8,041	$9,454
Notes payable	25,360	24,744
Stockholders’ deficit	(9,123)	(6,106)

Total liabilities and stockholders’ deficit	$24,278	$28,092

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